CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of the Sodexho Savings Plus Plan of our report dated June 25, 1999 relating to the financial statements of the Sodexho Savings Plus Plan for the year ended December 31, 1998 included with this Form 11-K.







/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Washington, D.C.
June 28, 1999